Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made as of September 1, 2022 (the “Start Date”) by and between Starton Therapeutics, Inc., a corporation with its principal place of business located at 215 College Road, Suite #300, Paramus, New Jersey (the “Company”), and James C. Oliver, an individual residing at 4100 City of Oaks Wynd, Raleigh, NC 27612 (the “Executive”).

WITNESSETH:

WHEREAS, the Company desires to continue the employment of the Executive in accordance with the provisions of this Agreement; and

WHEREAS, the Company and/or the Company’s parent company, Starton Therapeutics, Inc. of British Columbia (the “Parent Company”), is contemplating an initial public offering of the Company’s or the Parent Company’s common stock, or entering into a binding agreement, transaction, series of transactions (including but not limited to a reverse or other merger), or a combination agreement, any one of which would result in or is intended to result in the common stock of the Company or Parent Company (or its successor or surviving entity) being publicly traded (hereinafter, “IPO”); and

WHEREAS, the Executive desires and is willing to continue his employment with the Company in accordance herewith.

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Engagement

(a) Position and Duties. As of the Start Date of this Agreement, this Agreement shall immediately become the operative, effective agreement between the parties with respect to the Executive’s employment with the Company. The Company agrees to continue to employ the Executive in the position of Chief Medical Officer (“CMO”) effective as of the Start Date of this Agreement for a period (the “Employment Period”) provided in Section 4. The Executive shall perform the duties and functions as are customarily carried out by a CMO of a developer of pharmaceutical or medical products of a size comparable to the Company. Without limiting the generality of the immediately preceding sentence, the Executive’s duties shall include providing advice, support and assistance to the Chief Executive Officer, or his or her d signate, in the planning and operations for the Company in its efforts to conduct continuous delivery transdermal research and development of technologies and products for improving patient outcomes in oncology and other therapeutic area potential indications and delivery technologies resulting from the research of the Company. The Executive will work together with the Chief Executive Officer, or his or her designate, to ensure that the Company’s corporate goals and objectives are achieved. The Executive shall devote his full working time, energy and skill to the business of the Company as is necessary in order to perform such duties faithfully, competently and diligently; provided, however, that notwithstanding any provision in this Agreement to the contrary, the Executive shall not be precluded from devoting reasonable periods of time to serving as a director or Advisory Board member of companies or organizations which have been approved in advance by the Board of Directors of the Company, so long as such activities (i) do not interfere with the performance of the Executive’s duties hereunder; and (ii) are not competitive with the business of the Company.

(b) No Conflicting Obligations. The Executive represents and warrants to the Company that the Executive is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with the Executive’s obligations under this Agreement or that would prohibit the Executive, contractually or otherwise, from performing the Executive’s duties as under this Agreement.

2. Compensation

(a) Salary. The Executive shall be paid an annual base salary (i) as of the Start Date of this Agreement until the IPO in the amount of Two Hundred Sixty Thousand U.S. Dollars ($260,000), less standard withholdings; and (ii) from the IPO and going forward, in the amount of Two Hundred Ninety Thousand U.S. Dollars ($290,000), less standard withholdings. The Executive’s annual base salary shall be payable in equal installments in accordance with the Company’s general payment policies. During the Employment Period, the Executive’s annual base salary shall be reviewed annually, or more often if appropriate, and, in the second year after an IPO, shall be set consistent with a compensation philosophy which targets the 50th percentile for CMO annual salaries of a group of Small Cap Biotech U.S. comparator companies in a specific process to be jointly agreed upon by the Executive and the Company.

(b) Bonus. After the IPO, the Executive shall be eligible to receive an annual cash bonus award in an amount of forty percent (40%) of his base salary for that calendar year upon achievement of reasonable targets and goals for the year determined by the Board after consultation with the Executive. Such bonus shall be based upon (i) a compensation philosophy which targets the 50th percentile for CMOs of a group of Small Cap Biotech U.S. comparator companies and (ii) the extent to which the Executive achieved reasonable targets and goals for the year as determined by the Board and/or CEO after consultation with the Executive. The Executive’s right to receive a bonus for any calendar year shall accrue as of December 31 of such year if he continues to be employed by the Company through December 31 of such year and such bonus shall be paid on or before March 15 of the following year regardless of whether or not he continues to be employed by the Company on or after January 1 of such following year.

(c) Expense Reimbursements. The Company shall reimburse the Executive for reasonable travel and other business expenses incurred by the Executive in the performance of the Executive’s duties under this Agreement, subject to the policies and procedures in effect from time to time, and provided that the Executive submits supporting vouchers, receipts, or other documentation. These expenses include all necessary travel at coach fare for North America, ground transportation, and reasonable hotel and food allowance subject to the Company’s approval. Expenses shall be paid by the Company in accordance with the Company’s Travel and Expense Policy.

(d) Equity Interests: Option to Purchase. With the approval of the Board of Directors of the Parent Company, the Parent Company has granted the Executive an option (the “Option”) to purchase Five Hundred Thousand (500,000) shares of outstanding common stock of the Parent Company at an exercise price of eighty-three cents ($0.83) per share, subject to the following terms and conditions. The Option expires on the tenth (10th) anniversary of the grant date of the Option, subject to earlier termination upon Executive’s termination of service for the Company and all of its affiliates as set forth in the form of Option agreement approved by the Parent Company’s Board of Directors. The Option vests and becomes exercisable as follows: (i) the Option to purchase One Hundred Twenty-Five Thousand (125,000) shares of the Parent Company’s common stock became fully vested and immediately exercisable on the date of grant; (ii) the Option to purchase One Hundred Thousand (100,000) shares of the Parent Company’s common stock shall vest and become exercisable upon the IPO; and (iii) the Option to purchase the remaining Two Hundred Seventy-Five Thousand (275,000) shares of the Parent Company’s common stock shall vest and become exercisable on a monthly basis over the thirty-six (36) month period following the IPO with the first such installment occurring on the last of the month following the month that includes the IPO; provided that any portion of the Option that is not vested and exercisable as of the Executive’s “Termination of Affiliation” (as defined in the Parent Company’s 2018 Directors Stock Option and Restricted Stock Plan) (the “Plan”) shall be forfeited immediately upon such Termination of Affiliation, except that if the Executive’s employment is terminated by the Company without Cause or the Executive resigns for Good Reason, the Option shall become fully vested and exercisable immediately following Executive’s Termination of Affiliation. Except as provided herein, the Option shall be subject to the terms and conditions set forth in the Option agreement approved by the Parent Company’s board of directors and the terms of the Plan. The Option terms and conditions set forth in this Section 2(d) shall not apply to any subsequent option grants made by the Parent Company to the Executive.

(e) Benefit Plans. Except as otherwise expressly provided herein, during the Employment Period, the Executive shall be entitled to participate in all employee benefit, vacation and other plans, policies and programs for which the Executive is eligible under the terms and conditions of such plans, policies and programs which may be in effect from time to time and which the Company generally makes available to executives of the Company, including medical, dental, disability and life insurance subject to standard employee contributions.

(f) Vacation; Sick Leave. The Executive shall be entitled to twenty-eight (28) days of vacation during each calendar year, accrued in accordance with and subject to the Company’s standard policies and prorated for any partial year of employment, eight (8) paid holidays annually in accordance with the Company’s holiday schedule, absences because of illness or other incapacity, and such other reasonable absences for personal time as may be needed from time to time.

3. Inventions/Intellectual Property/Confidential Information

(a) As used in this Agreement, “Intellectual Property” means any and all inventions, discoveries, formulas, improvements, writings, designs, or other intellectual property. Any and all Intellectual Property relating to or in any way pertaining to or connected with the systems, products, apparatus, or methods employed, manufactured, constructed, or researched by the Company, which the Executive may conceive or make while performing services for the Company shall be the sole and exclusive property of the Company. The Executive hereby irrevocably assigns and transfers to the Company all rights, title and interest in and to all Intellectual Property which the Executive conceives or makes while performing services for the Company that the Executive may in the future have under patent, copyright, trade secret, trademark or other law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration. The Company will be entitled to obtain and hold in its own name all copyrights, patents, trade secrets, trademarks and other similar registrations with respect to such Intellectual Property.

(b) Execution of Documents; Power of Attorney. The Executive agrees to execute and sign any and all applications, assignments, or other instruments which the Company may deem necessary in order to enable the Company, at its expense, to apply for, prosecute, and obtain patents of the United States or foreign countries for the Intellectual Property, or in order to assign or convey to, perfect, maintain or vest in the Company the sole and exclusive right, title, and interest in and to the Intellectual Property. If the Company is unable after reasonable efforts to secure the Executive’s signature, cooperation or assistance in accordance with the preceding sentence because of the Executive’s incapacity, the Executive hereby designates and appoints the Company or its designee as the Executive’s agent and attorney-in-fact, to act on the Executive’s behalf, to execute and file documents and to do all other lawfully permitted acts necessary or desirable to perfect, maintain or otherwise protect the Company’s rights in the Intellectual Property.

(c) Disclosure of Intellectual Property. The Executive agrees to disclose promptly to the Company all Intellectual Property which the Executive may create or conceive solely, jointly, or commonly with others. This paragraph is applicable whether or not the Intellectual Property was made under the circumstances described in paragraph (a) of this Section. Executive agrees to make such disclosures understanding that they will be received in confidence and that, among other things, they are for the purpose of determining whether or not rights to the related Intellectual Property is the property of the Company.

(d) Limitations. If the Executive wishes to clarify that something created by the Executive prior to the Executive’s employment by the Company that relates to the actual or proposed business of the Company is not within the scope of this Agreement, the Executive may list it on Exhibit 1 to this Agreement in a manner that does not violate any third party rights.

(e) Confidential and Proprietary Information. During the Executive’s employment with the Company, the Executive has had or will have access to trade secrets and confidential information of the Company. Confidential Information means all information and ideas, in any form, relating in any manner to matters such as: products; formulas; technology and know-how; inventions; clinical trial plans and data; business plans; marketing plans; the identity, expertise, and compensation of employees and contractors; systems, procedures, and manuals; customers; suppliers; joint venture partners; research collaborators; licensees; and financial information. Confidential Information also shall include any information of any kind, whether belonging to the Company, or any third party, that the Company has agreed to keep secret or confidential under the terms of any agreement with any third party. Confidential Information does not include: (i) information that is or becomes publicly known through lawful means other than unauthorized disclosure; (ii) information that was rightfully in the Executive’s possession prior to the Executive’s employment with the Company and was not assigned to the Company or was not disclosed to the Executive in the Executive’s capacity as a director or other fiduciary of the Company; or (iii) information disclosed to the Executive, after the termination of the Executive’s employment by the Company, without a confidential restriction by a third party who rightfully possesses the information and did not obtain it, either directly or indirectly, from the Company, and who is not subject to an obligation to keep such information confidential for the benefit of the Company, or any third party with whom the Company has a contractual relationship. The Executive understands and agrees that all Confidential Information shall be kept confidential by the Executive both during and after the Executive’s employment by the Company. The Executive further agrees that the Executive will not, without the prior written approval by the Company, disclose any Confidential Information, or use any Confidential Information in any way, either during the term of the Executive’s employment or at any time thereafter, except as required by the Company in the course of the Executive’s employment.

4. Employment Period; Termination of Employment. This is an “at will” employment agreement. The Employment Period shall commence on the Start Date and shall continue until terminated upon the earlier to occur of the following events: (i) if terminated by either party, in writing delivered to the other party, at any time for any reason, with or without Cause, or for no reason at all, provided that the Company makes applicable payments as set out in paragraph (a) of this Section; (ii) if terminated by Executive, Executive shall provide the Company with fourteen (14) days written notice, and the Company shall have the option to waive all or any part of such notice period provided by Executive; or (iii) if terminated due to the death or Disability (as defined in Section 4(c)) of the Executive.

(a) Payments Due Upon Termination of Employment. Upon the Company’s termination of the Executive’s employment with the Company without Cause, or the Executive’s resignation for Good Reason, the Executive will be entitled to receive the severance benefits set forth below.

(i) Termination for Cause, Death, Disability, or Resignation. In the event that the employment of the Executive is terminated for Cause (as defined in Section 4(c)), or is terminated as a result of death, Disability, or resignation without Good Reason (as defined in Section 4(c)), the Executive will be entitled to receive payment for all accrued but unpaid salary and accrued but unused vacation days as of the date of termination of the Executive’s employment, and any other benefits or rights the Executive has accrued or earned through his date of termination in accordance with the terms of the applicable benefit plans of the Company or any outstanding stock option or other equity compensation grants (“Accrued Compensation”).

(ii) Termination By the Company Without Cause, Resignation by the Executive for Good Reason Other than During a Post-Change in Control Period. In the event that the employment of the Executive is terminated by the Company without Cause or the Executive resigns for Good Reason at any time other than during a Post-Change in Control Period (as defined in Section 4(c)), the Executive shall be entitled to receive his Accrued Compensation and, upon entering into and not revoking a written Separation Agreement containing a general release of claims and potential claims in a form acceptable to the Company (the “Separation Agreement and General Release”), Executive shall receive as severance compensation: (A) a lump sum payment in an amount equal to six (6) months of base salary in effect immediately prior to the termination of the Executive’s employment (or the base salary in effect immediately prior to any reduction in base salary that resulted in the Executive’s resignation for Good Reason); and (B) six (6) months of continued participation in the Company’s welfare benefit plans that the Executive elects to continue through COBRA at the Company’s expense. The severance compensation described in this paragraph shall be subject to such payroll deductions and withholdings as are required by law.

(iii) Termination By the Company Without Cause, Resignation by the Executive for Good Reason During a Post-Change in Control Period. In the event that the employment of the Executive is terminated by the Company without Cause or the Executive resigns for Good Reason at any time during a Post-Change in Control Period, the Executive shall be entitled to receive his Accrued Compensation and, upon entering into and not revoking the Separation Agreement and General Release, Executive shall receive as severance compensation: (A) a lump sum payment in an amount equal to twelve (12) months of base salary in effect immediately prior to the termination of the Executive’s employment (or the base salary in effect immediately prior to any reduction in base salary that resulted in the Executive’s resignation for Good Reason), (B) twelve (12) months of continued participation in the Company’s welfare benefit plans that the Executive elects to continue through COBRA at the Company’s expense, (C) the annual bonus, if any, payable for the fiscal year in which the Executive’s employment was terminated based on actual fiscal year performance (pro-rated for the period of employment during such fiscal year) payable at the same time annual bonuses for such fiscal year are paid to other key executives of the Company; and (D) 100% of the Executive’s outstanding stock options and other equity incentive awards will become fully vested and exercisable. The severance compensation described in this paragraph shall be subject to such payroll deductions and withholdings as are required by law.

(b) Conditions for Payment Upon Termination. Any other provision of this Agreement notwithstanding, the severance compensation provisions in paragraph (a)(ii) or (iii) of this Section shall not apply unless (i) the Executive has returned all property in the Executive’s possession belonging to the Company or its successor in interest within sixty (60) days after termination of Executive’s employment and (ii) Executive’s Separation Agreement and General Release becomes final, binding and irrevocable within sixty (60) days after termination of Executive’s employment (or such shorter period as may be specified in such Separation Agreement and General Release). Executive’s severance compensation described in paragraph (a)(ii) or (iii) of this Section shall be paid promptly after, but not more than seven (7) days after, the foregoing conditions have been satisfied.

(c) Definitions. For purposes of this Section, the following definitions shall apply:

(i) “Cause” means: (A) commission of any act of fraud, willful misconduct, dishonesty, disloyalty, illegal drug use, or material breach of any contract with the Company, as determined by the Company’s Board of Directors in good faith after providing the Executive with reasonable written notice of the specific act(s) at issue and a fair opportunity to present his position (with the involvement of counsel) to the Board prior to any decision being reached; (B) indictment for, conviction of, or plea of guilty or “no contest” to, any felony or a lesser crime involving the Company’s money or property; or (C) failure to follow the lawful directions of the Board of Directors of the Company after receiving written notice of the specific failure and thirty (30) days in which to cure such failure.

(ii) “Disability” shall mean the Executive’s inability to perform the essential functions of the Executive’s job responsibilities for a period of one hundred eighty (180) days in the aggregate in any twelve (12) month period.

(iii) “Good Reason” means (A) a material diminution in the Executive’s Salary or Bonus; (B) a change of more than twenty-five (25) miles in geographic location at which the Executive must perform services; (C) any action or inaction of the Company that constitutes a material breach of the terms of this Agreement; (D) any diminution or adverse change in the Executive’s title, duties, authorities, responsibilities, or reporting structure; or (E) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law. Under this subsection, the Executive cannot terminate his employment for Good Reason unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within ninety (90) days of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances.

(iv) “Change in Control” means any one of the following:

(A) any one person (or more than one person acting as a group), other than Pedro Lichtinger, directly or indirectly acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets from the Parent Company that have a total gross fair market value equal to or more than 80% of the total gross fair market value of all of the assets of the Parent Company immediately before such acquisition or acquisitions (as determined in accordance with Section 1.409A-3(i)(5)(vii) of the regulations issued under Section 409A of the Code (the “Treasury Regulations”)), or

(B) one person, or more than one person acting as a group, other than Pedro Lichtinger, directly or indirectly acquires ownership of capital stock of the Parent Company (including by way of merger, consolidation or otherwise) that, together with all ordinary shares of the Parent Company previously held by such person or group, constitutes more than 50% of the total fair market value or total voting power of all outstanding capital stock of the Parent Company (as determined in accordance with Treasury Regulation Section 1.409A-3(i)(5)(v)); or

(C) consummation of any corporate transaction, including any consolidation or merger, of the Company in which the holders of the Company’s capital stock immediately prior to such corporate transaction shall not, upon consummation of the corporate transaction, own in the aggregate at least 50% of the voting stock of the surviving entity or its parent company (as applicable) immediately after such corporate transaction.

Notwithstanding the foregoing, a Change in Control shall not include: (x) any transaction effected primarily for the purpose of financing the Company with cash (as determined by the Board acting in good faith and without regard to whether such transaction is effectuated by a merger, equity financing or otherwise), or (y) any transaction effected for reincorporation purposes.

(v) “Change in Control Period” means the two year period commencing on the date a Change in Control is consummated and ending on the second anniversary of such date.

5. Arbitration. Any and all claims or controversies between the Company and the Executive, including but not limited to (a) those involving the construction or application of any of the terms, provisions, or conditions of this Agreement; (b) all contract or tort claims of any kind; and (c) any claim based on any federal, state, or local law, statute, regulation, or ordinance, including claims for unlawful discrimination or harassment, shall be settled by a single arbitrator in accordance with the then current Employment Dispute Resolution Rules of the American Arbitration Association. Judgment on the award rendered by the arbitrator may be entered by any court having jurisdiction over the Company and the Executive, and, without limiting the foregoing, both the Company and the Executive hereby consent to exclusive jurisdiction in appropriate courts in the State of New York. The location of the arbitration shall be New York (Manhattan), New York. A single arbitrator shall be mutually selected by the Company and the Executive from a list provided by the American Arbitration Association. The Company shall pay the arbitrator’s fees and costs. The Executive shall pay for the Executive’s own costs and attorneys’ fees, if any. The Company shall pay for its own costs and attorneys’ fees, if any.

6. Severability. In the event that any of the provisions of this Agreement shall be held to be invalid or unenforceable in whole or in part, those provisions to the extent enforceable and all other provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included in this Agreement. In the event that any provision relating to a time period of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period such court deems reasonable and enforceable, then the time period of restriction deemed reasonable and enforceable by the court shall become and shall thereafter be the maximum time period.

7. Agreement Read and Understood. Company and the Executive acknowledge that they have carefully read the terms of this Agreement, that both parties have had an opportunity to consult with an attorney or other representative of their own choosing regarding this Agreement, that the Company and the Executive understand the terms of this Agreement, and that Company and the Executive are entering this Agreement of their own free will.

8. Complete Agreement, Modification. This Agreement is the complete agreement between the Executive and the Company on the subjects contained in this Agreement. This Agreement supersedes and replaces all previous correspondence, promises, representations, and agreements, if any, either written or oral with respect to the Executive’s employment by the Company and any matter covered by this Agreement. No provision of this Agreement may be modified, amended, or waived except by a written document signed both by the Company and the Executive.

9. Section 409A.

(a) This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations and Treasury guidance promulgated thereunder (“Section 409A of the Code”). If the Company determines in good faith that any provision of this Agreement would cause the Executive to incur an additional tax, penalty, or interest under Section 409A of the Code, the Company and the Executive shall use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code or causing the imposition of such additional tax, penalty, or interest under Section 409A of the Code. The preceding provisions, however, shall not be construed as a guarantee by the Company of any particular tax effect to the Executive under this Agreement.

(b) For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly, designate the calendar year of payment.

(c) With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(d) “Termination of employment,” “resignation,” or words of similar import, as used in this Agreement mean, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A of the Code, the Executive’s “separation from service” as defined in Section 409A of the Code.

(e) If a payment obligation under this Agreement arises on account of the Executive’s separation from service while the Executive is a “specified employee” (as defined under Section 409A of the Code and determined in good faith by the Company), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall accrue without interest and shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of the Executive’s estate following his death.

10. Section 280G.

(a) If any payment or benefit (including payments and benefits pursuant to this Agreement) that the Executive would receive in connection with a change in ownership of the Company or any its assets or a change in effective control of the Company or any similar transaction (the “Transaction”) from the Company or otherwise (“Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to the Executive, which of the following two alternative forms of payment would result in the Executive’s receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or (2) payment of only a part of the Transaction Payment so that the Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account the value of all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, (x) the Executive shall have no rights to any additional payments and/or benefits constituting the Transaction Payment, and (y) reduction in payments and/or benefits shall occur in the manner that results in the greatest economic benefit to the Executive as determined in this paragraph. If more than one method of reduction will result in the same economic benefit, the portions of the Transaction Payment shall be reduced pro rata.

(b) Notwithstanding the foregoing, in the event that no stock of the Company or any direct or indirect parent of the Company is readily tradeable on an established securities market or otherwise (within the meaning of Section 280G of the Code) at the time of the Transaction, the Company shall cause a vote of shareholders to be held to approve the portion of the Transaction Payments that equals or exceeds three times (3x) the Executive’s “base amount” (within the meaning of Section 280G of the Code) (the “Excess Parachute Payments”) in accordance with Treas. Reg. §1.280G-1, and the Executive shall cooperate with such vote of shareholders, including the execution of any required documentation subjecting the Executive’s entitlement to all Excess Parachute Payments to such shareholder vote. In the event that the Company does not cause a vote of shareholder to be held to approve all Excess Parachute Payments, the provisions set forth in Section 10(a) of this Agreement shall apply.

11. Governing Law. This Agreement shall be construed and enforced according to the laws of the State of New York without regard to conflicts of law principles.

12. Assignability. This Agreement, and the rights and obligations of the Executive and the Company under this Agreement, may not be assigned by the Executive. The Company may assign any of its rights and obligations under this Agreement to any successor or surviving corporation, limited liability company, or other entity resulting from a merger, consolidation, sale of assets, sale of stock, sale of membership interests, or other reorganization, upon condition that the assignee shall assume, either expressly or by operation of law, all of the Company’s obligations under this Agreement.

13. Notices. Any notices or other communication required or permitted to be give this Agreement shall be in writing and shall be sent by next business day air courier service, or under personally delivered to the party to whom it is to be given at the address of such party set forth on the signature page of this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 13).

IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement on the day and year first above written.

JAMES C. OLIVER

/s/ Jamie Oliver
James C. Oliver

Address:	4100 City of Oaks Wynd
Raleigh, NC 27612

STARTON THERAPEUTICS, INC.

By:	/s/ Pedro Lichtinger
Pedro Lichtinger
Title:	Chairman and CEO

Address:	215 College Road, Suite 300
Paramus, NJ 07652

EXHIBIT 1

PRIOR MATTERS

Prior matters unrelated to Starton.

On 1/6/2017, Peptagen, a wholly owned LLC 100% by James Oliver obtained an option to license certain cancer antibodies from a third party for the purpose of selling the assets. Peptagen was established prior to 2010 and was a shell development corporation.

On 2/15/2017, Peptagen transferred the option with the written approval of a third party to a new LLC called Checkpoint Biologics which was 100% owned by James Oliver allowing for Peptagen to be closed..

On 9/4/2020, Checkpoint Biologics transferred the option with the written consent of the third party licensor, to a newly formed corporation, Relevant Bio, which was 100% owned by James Oliver, renamed to avoid a potential infringement with a similarly named company.